Exhibit 99.1

RMS Medical Products Announces Private Placement Transaction Between Shareholders

Chester, NY / December 17, 2018 / Repro Med Systems, Inc. dba RMS Medical Products (“RMS” or the “Company”) (OTCQX: REPR) today announced that certain of its stockholders (the “Selling Stockholders”) including Mr. Andy Sealfon and Dr. Paul Mark Baker, both Directors of the Company, entered into an agreement for the private placement sale of 11,101,697 shares of the Company’s common stock at a price of $1.20 per share. Purchasers in the transaction included new institutional investors and an existing affiliate of the Company. The Selling Stockholders will receive all of the proceeds from this transaction. No shares will be issued, offered or sold by the Company.

Mr. Sealfon and Dr. Baker will have resigned from the Company’s Board of Directors effective with the first closing of the sale, which the Company expects to occur on or prior to December 19, and have entered into separation agreements with the Company. They will no longer own any shares of RMS common stock following the closing of the transaction. In addition, RMS agreed to file a registration statement within 45 days to cover the purchasers’ resale of the shares.

“We are thrilled to enter the next chapter of RMS Medical,” said Dan Goldberger, Chairman and interim Chief Executive Officer, “It is an exciting time for the Company as we evolve our leadership team, Board of Directors and shareholder base. With the previously announced appointment of Don Pettigrew as President and the addition of Rob Allen and Jim Beck to our Board of Directors, we believe we are well positioned for our next phase of growth.”

Craig-Hallum Capital Group LLC acted as placement-agent for the transaction.

About RMS Medical Products

The Company develops, manufactures and commercializes medical products used for home infusions and suctioning. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgHFlo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RESQVAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers. For more information about RMS Medical Products, please visit www.rmsmedicalproducts.com.

Forward Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “expect” and “believe” and variations of these terms and similar expressions. Such forward-looking statements are necessarily based upon assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the sellers’ and purchasers’ performance of their respective obligations under the purchase agreement and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this press release.

Contact

CG Capital

Rich Cockrell

877.889.1972

investorrelations@cg.capital